Exhibit 6.8

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (this “Amendment”) is executed effective as of this 17th day of March, 2015 (the “Effective Date”), by and between ELIO MOTORS, INC. (“Maker”) and REVITALIZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST (“Holder”).

RECITALS

A.           Pursuant to a Promissory Note made by Maker payable to the order of Holder dated February 28, 2013 (the “Note”), Holder made a loan to Maker in the amount of $23,000,000.

B.           Holder and Maker wish to amend certain terms of the Note as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Holder and Maker hereby covenant and agree as follows:

1.           Defined Terms.  Initially capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

2.           Amendment to Note.  Maker was required to pay Holder the sum of $173,500 per month pursuant to the Note.  Maker failed to make certain of the payments under the Note.  Holder has agreed to amend the Note to defer the Note payment for a period of one year.  Commencing on the first day of January, 2015 all payments remaining due under the Note shall be deferred until January 1, 2016.  The principal balance outstanding shall continue to bear interest at the rate of eighteen percent (18%) per annum until the payments due under the Note are resumed.  The entire balance of principal and interest outstanding under the Note shall be due and payable in full on July 1, 2017.

3.           No Other Modifications.  Except as expressly modified hereby, the Note shall remain unmodified and in full force and effect.

4.           Governing Law.  This Amendment will be governed by and construed according to the laws of the State of Louisiana.

[Signature Page to Follow]

IN WITNESS WHEREOF, Maker and Holder have executed this Amendment as of the date first set forth above.

MAKER:

ELIO MOTORS, INC., an Arizona corporation

By:	/s/ Paul Elio
Name:	Paul Elio
Title:	CEO

HOLDER:

REVITALIZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST, a New York trust

By:  EPLET, LLC, acting solely in its capacity as Administrative Trustee of the Revitalizing Auto Communities Environmental Response Trust

By:	/s/ Elliott P. Laws
ELLIOTT P. LAWS, not individually, but acting solely in his capacity as Managing Member